Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RACKABLE SYSTEMS, INC.

Pursuant to the General Corporation Law

of the State of Delaware

Thomas K. Barton hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Rackable Systems, Inc. (the “Corporation”).

2. The name under which the Corporation was incorporated was “Rackable Corporation,” and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 12, 2002.

3. Section (A) of Article IV. of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“A. AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 100,000,000 shares, consisting of:

1A. 25,000,000 shares of Series A Senior Convertible Participating Senior Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”); and

1B. 25,000,000 shares of Series B Senior Redeemable Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”); and

1C. 50,000,000 shares of common stock, $.001 par value per share (the “Common Stock”).

The shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall have the rights, preferences, and limitations set forth below. Capitalized terms used but not otherwise defined herein are defined in Part F of this ARTICLE IV.

4. The amendments to the Corporation’s Amended and Restated Certificate of Incorporation as set forth above were duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, RACKABLE SYSTEMS, INC. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in Milpitas, California, this                     , 2005.

RACKABLE SYSTEMS, INC.

By:
Thomas K. Barton
President and Chief Executive Officer

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